UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 24, 2006

Accredited Home Lenders Holding Co.

(Exact name of Registrant as specified in its charter)

Delaware	001-32275	04-3669482
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15090 Avenue of Science, San Diego, CA 92128

(Address of principal executive offices) (Zip Code)

(858) 676-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 24, 2006, Accredited Home Lenders Holding Co., a Delaware corporation (“Accredited”), Aames Investment Corp., a Maryland corporation, (“Aames”) and AHL Acquisition, LLC, a Maryland limited liability company and wholly owned subsidiary of Accredited (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which Aames will be merged with and into Merger Sub, with Merger Sub continuing after the merger as the surviving company and a wholly owned subsidiary of Accredited (the “Merger”).

Based on the closing price of Accredited common stock on May 24, 2006, the aggregate consideration to be paid to holders of Aames common stock at the closing of the Merger is approximately $340 million, or $5.35 per share of Aames common stock. Approximately $109 million, or 32% of the consideration, will be paid in cash to Aames stockholders. The remainder will be paid in shares of Accredited’s common stock on the basis of an exchange ratio equal to 0.070 shares of Accredited’s common stock for each share of Aames common stock. The cash consideration paid to Aames will be reduced by the REIT dividends, if any, paid to Aames shareholders prior to the closing. Since Aames shareholders will have the ability to make a cash or stock election with respect to the consideration they receive after the closing of the Merger, the exchange ratio will be adjusted based on the cumulative elections received and the pro-ration provisions of the Merger Agreement.

The Merger Agreement has been unanimously approved by the Board of Directors of Accredited. The Merger is subject to customary conditions, including compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Act and approval by the stockholders of Accredited and the shareholders of Aames. The Merger Agreement contains certain covenants regarding the operation of Aames prior to closing as well as the cooperation of both parties in meeting the conditions to closing. The Merger Agreement also contains termination rights in favor of both Accredited and Aames upon the occurrence of certain events, including the right of either party to terminate the Merger Agreement after December 15, 2006 if the Merger has not been consummated by such date and such failure is not caused by a breach of the Merger Agreement by the terminating party.

James A. Konrath, Accredited’s Chairman of the Board and Chief Executive officer, and Joseph J. Lydon, Accredited’s President and Chief Operating Officer, have signed an agreement with Aames, with respect to their shares of Accredited common stock, to vote those shares in support of the Merger at a special meeting of the Accredited stockholders to be held for such purpose. The shares subject to this agreement aggregate approximately 12.3% of the outstanding Accredited shares. This agreement provides that nothing therein prevents Messrs. Konrath and Lydon from discharging their respective fiduciary duties as an officer of Accredited or a member of Accredited’s Board of Directors. This agreement will terminate upon the later to occur of the effective time of the Merger or the termination of the Merger Agreement.

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the pending transaction, Accredited will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 containing a Proxy Statement / Prospectus for the stockholders of Accredited and the shareholders of Aames. The Aames shareholders are urged to read the Registration Statement and the Proxy Statement / Prospectus when they are available, as well as all other relevant documents filed or to be filed with the SEC, because they will contain important information about Accredited, Ames and the proposed transaction. The final Proxy Statement / Prospectus will be mailed to stockholders of Accredited and shareholders of Aames after the Registration Statement is declared effective by the SEC. Stockholders will be able to obtain the Registration Statement, the Proxy Statement / Prospectus and any other relevant filed documents for free at the SEC’s website (www.sec.gov). These documents may also be obtained for free from Accredited by directing a request to Investor Relations, 15090 Avenue of Science, San Diego, CA 92128.

Accredited, Aames and their respective directors and officers may be deemed to be participants in the solicitation of approvals from Aames shareholders and Accredited stockholders in respect of the proposed transaction. Information regarding the participants of Accredited and Aames will be available in the Proxy Statement / Prospectus, which will be filed with the SEC. Additional information regarding the interests of such participants will be included in the Registration Statement containing the Proxy Statement / Prospectus that will be filed with the SEC.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits. None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Home Lenders Holding Co.

Date: May 31, 2006	By:	/s/ James A. Konrath
James A. Konrath
Chairman of the Board and Chief Executive Officer